H.I.G. to Acquire Thermal Industries, Inc.

  PITTSBURGH AND MIAMI -- January 7, 1997   Thermal
  Industries, Inc. ("Thermal", NASDAQ: THMP) and H.I.G. Investment Group, L.P. ("HIG") announced today that Thermal and affiliates of HIG have entered into a definitive merger agreement which provides for a wholly owned subsidiary of HIG to acquire Thermal. The agreement provides for the shareholders of Thermal to receive $15 per share in cash. The transaction is valued at approximately $29.6 million. The merger agreement was unanimously approved by Thermal's board of directors and is expected to be submitted to its shareholders by March 31, 1997. The company's investment banker, Parker/Hunter Incorporated, has acted as financial advisor and rendered a fairness opinion. In the event that the shareholders of Thermal fail to vote for the merger or if a third party offer were to be approved by Thermal, HIG may be entitled to receive termination fees and reimbursement of expenses.

  Thermal Industries is a Pittsburgh based PVC extruder and manufacturer of custom made vinyl windows, doors, patio enclosures and vinyl deck planks, railings and boat dock systems. These products are distributed through 20 branch warehouse-sales offices located primarily within the northeast quarter of the United States. Deck and dock products are sold across the continental U.S.

  HIG is a substantial privately held investment firm in Miami, Florida with various manufacturing and distribution businesses, including operations in western Pennsylvania.

  David H. Weis, Thermal's founder and CEO, is enthusiastic about this transaction. He said, "This will provide continuity in management along with new strategic opportunities to fulfill my vision of Thermal as a national company."

  CONTACTS:    Thermal Industries, Inc.      H.I.G. Investment Group, L.P.
               (412) 244-6400 ext. 6425      (305) 379-2322
               D. Rascoe, President          Tony Tamer, Managing Director

  FOR IMMEDIATE RELEASE

  DISTRIBUTION - PITTSBURGH and NORTH EAST